UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported):               July 2, 2007
Manor Care, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-10858	34-1687107

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

333 N. Summit Street, Toledo, Ohio	43604-2617

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:               419-252-5500
Not Applicable

Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☑ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.
Manor Care, Inc. (the “Company”), announced that it had entered into an Agreement and Plan of Merger, dated as of July 2, 2007 (the “Merger Agreement”), with MCHCR-CP Merger Sub Inc. (“MergerCo”). MergerCo is indirectly owned and controlled by The Carlyle Group.
The Merger Agreement contemplates that MergerCo will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger and each outstanding share of common stock of the Company being converted in the Merger into the right to receive $67.00 per share in cash, without interest.
The Company has made customary representations and warranties in the Merger Agreement and agreed to certain customary covenants, including covenants regarding operation of the business of the Company and its subsidiaries prior to the closing and covenants prohibiting the Company from soliciting, or providing information or entering into discussions concerning, proposals relating to alternative business combination transactions, except in limited circumstances to permit the board of directors of the Company to comply with its fiduciary duties.
Consummation of the Merger is subject to customary conditions, including adoption of the Merger Agreement by the Company’s stockholders, the absence of certain legal impediments to consummation of the Merger, receipt of certain regulatory consents and approvals and the expiration or termination of the required waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
MergerCo has obtained equity and debt financing commitments to finance the transactions contemplated by the Merger Agreement, including the payment of the merger consideration, cashout of options and other equity awards, repayment of indebtedness and payment of all related fees and expenses. The obligations of MergerCo are not conditioned on the receipt of this financing. MergerCo, however, is not required to consummate the Merger until after the completion of a marketing period (the “Marketing Period”). Subject to certain exceptions, the Marketing Period is the first period of 30 consecutive days (subject to tolling and extension under certain circumstances) following the date of the Merger Agreement throughout which MergerCo shall have certain financial information with respect to the Company required to consummate the debt financing, the Company’s independent public accountants shall not have withdrawn any relevant audit opinion and the conditions to closing (other than conditions that by their nature may be satisfied only at closing and certain conditions relating to governmental approvals and financing-related restructuring) shall have been satisfied.
The Company and MergerCo may terminate the Merger Agreement under certain circumstances. The Merger Agreement provides that, upon the termination of the Merger Agreement under specified circumstances, the Company may be required to pay MergerCo a termination fee equal to $175.0 million and, in some cases, expenses up to a cap of $15.0 million (which amounts reduce any applicable termination fee). The Merger Agreement further provides that, in the event that the Company terminates the Merger Agreement because MergerCo has not received the proceeds of debt financing necessary to consummate the Merger at the end of the Marketing Period, and the Company is not otherwise in breach of its obligations under the Merger Agreement, then MergerCo is required to pay a termination fee in an aggregate amount equal to $175.0 million and such fee represents the Company’s sole and exclusive remedy. The Company, on the one hand, and MergerCo, on the other hand, are also subject to an overall cap on damages of $250.0 million for breaches of the Merger Agreement.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.
In connection with the Merger and the required stockholder approval, the Company will file a proxy statement with the Securities and Exchange Commission. The Company’s stockholders are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about the Merger and the Company. Copies of these documents (when they become available) and other documents filed by the Company with the Securities and Exchange Commission may be obtained on the Commission’s website at www.sec.gov. In addition, documents filed by the Company with the Securities and Exchange Commission may be obtained free of charge by contacting the Company’s Corporate Communications Department as follows: Manor Care, Inc., Corporate Communications Department, P.O. Box 10086, Toldedo, Ohio 43699, telephone: (419) 252-5500.
Item 8.01   Other Events.
On July 2, 2007, the Company issued a press release announcing the signing of the Merger Agreement, a copy of which is furnished as Exhibit 99.1.
Item 9.01   Financial Statements and Exhibits.
(d) Exhibits

2.1	Agreement and Plan of Merger, dated as of July 2, 2007, between MCHCR-CP Merger Sub Inc. and Manor Care, Inc.

99.1	Press Release dated July 2, 2007.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Manor Care, Inc.
July 2, 2007	By:	/s/ Paul A. Ormond
		Name:	Paul A. Ormond
		Title:	Chairman, President and Chief Executive Officer

Exhibit Index

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of July 2, 2007, between MCHCR-CP Merger Sub Inc. and Manor Care, Inc.

99.1	Press Release dated July 2, 2007.